UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 20, 2012

CELLTECK, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-53246	98-0550353
(Commission File Number)	(IRS Employer Identification No.)

417 Exeter Road
London, ON Canada	N6E 2Z3
(Address of Principal Executive Offices)	(Zip Code)

(519) 963-0668
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry Into Material Definitive Agreement.

On July 20, 2012, Cellteck, Inc., a Nevada corporation (“Company”), Eos Petro, Inc., a Delaware corporation (“Eos”), and Eos Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), entered into an Agreement and Plan of Merger dated as of July 16, 2012 (the “Merger Agreement”), pursuant to which, subject to certain conditions, Merger Sub will merge with and into Eos, with Eos surviving as a wholly-owned subsidiary of the Company (the “Merger”).

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock of Eos, other than dissenting shares, will be converted into the right to receive one share of Series B preferred stock of the Company.  Each share of Series B preferred stock of the Company will be convertible into 800 shares of the Company’s common stock and will automatically convert into shares of the Company’s common stock upon the filing, by the Company, of an amendment to the Company’s articles of incorporation for the authorization of a sufficient number of shares of common stock to convert all issued and outstanding shares of Series B preferred stock into common stock. It is anticipated that upon completion of the Merger and the conversion of the Series B preferred stock, the current stockholders of Eos will own in excess of 86% of the then outstanding shares of the Company’s common stock and the current holders of the outstanding debt and common stock of the Company will own the balance.

The Merger Agreement contains customary representations and warranties of Eos, the Company and Merger Sub.  The Merger Agreement also contains customary covenants and agreements, including, without limitation, (a) covenants relating to the conduct of each of the respective businesses of Eos and the Company between the date of signing of the Merger Agreement and the consummation of the Merger, and (b) the entry by certain stockholders of Eos and the Company into lock-up agreements with respect to their shares after the consummation of the Merger.

Pursuant to the terms of the Merger Agreement, the Company will have a reconstituted Board of Directors following the consummation of the Merger.  The parties intend to identify persons who will serve on the Board of Directors following the Merger in a Statement on Schedule 14f-1, to be filed by the Company and mailed to its stockholders prior to the consummation of the Merger.

The completion of the Merger is subject to the satisfaction or waiver of certain closing conditions, including, without limitation, (a) the approval and adoption by Eos’ stockholders of the Merger Agreement, and (b) the provision by Eos to the Company of certain financial statements of Eos, which are to be included in a future Current Report on Form 8-K in the event of the consummation of the Merger.

The Merger Agreement contains certain termination rights for both Eos and the Company under certain circumstances.  In addition, either party may terminate the Merger Agreement if the Merger is not consummated by September 30, 2012.

The Merger Agreement has been filed to provide security holders with information regarding its terms.  It is not intended to provide any other factual information about the Company, Eos or any of their respective subsidiaries and affiliates.  The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement.  These representations and warranties were made solely for the benefit of the other parties to the Merger Agreement and (a) are not intended to be treated as categorical statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (b) may have been qualified in the Merger Agreement by confidential disclosure letters that will be delivered to the other party in connection with the consummation of the Merger, which disclosure letters will contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants set forth in the Merger Agreement, (c) may be subject to standards of materiality applicable to the parties that differ from what might be viewed as material to stockholders, and (d) were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company or Eos.  Accordingly, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Eos.

The foregoing descriptions of the Merger Agreement and the exhibits thereto are qualified in their entirety by reference to the full text of the Merger Agreement, which is attached as Exhibit 2.1 to this report, and which is incorporated in this report by reference.  You are urged to read the entire Merger Agreement.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit 10.1

Agreement and Plan of Merger, dated as of July 16, 2012 among Cellteck, Inc., a Nevada corporation, Eos Merger Sub, a Delaware corporation, and Eos Petro, Inc., a Delaware corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 23, 2012

CELLTECK, INC.

By:

/s/Gus Rahim

Gus Rahim

President

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